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                              ORYX TECHNOLOGY CORP.
                                  EXHIBIT 11.1
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

                                                                  Three months ended
Nine months ended
                                                          November 30,   November 30,    November 30,    November 30,
                                                              1997           1996            1997            1996
                                                        --------------   ------------    ------------    -------------

Earnings:
 Net Income (loss) attributable to common holders            ($99,000)      $158,000      ($5,315,000)       $697,000
 Deduct earnings attributable to holders of dilutive
   subsidiary stock options                                          -       (49,000)              -         (134,000)
 Add interest income on reinvested option and warrant
  exercise proceeds (as determined by the modified
  treasury stock method), net of tax                                 -        46,000               -          146,000
                                                        --------------    -----------    -------------    ------------
As adjusted                                                  ($99,000)      $155,000      ($5,315,000)       $709,000
                                                        ==============    ===========    =============    ============

Shares:
 Number of weighted average common shares outstanding      13,124,821     10,274,302       13,124,821      10,124,605
 Add effect of dilutive convertible preferred stock,
  options and warrants (as determined by the modified
  treasury stock method)                                            -      3,906,016                -       4,162,048
                                                          ------------    ----------       ------------    ----------
As adjusted                                                13,124,821     14,630,048       13,124,821      14,286,653
                                                           ==========     ==========       ==========      ==========

Earnings (loss) per share                                      ($0.01)         $0.01          ($0.40)           $0.05
                                                               =======         =====          =======           =====
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